EXECUTION VERSION

$520,000,000

SENIOR SECURED BRIDGE LOAN CREDIT AGREEMENT

Dated as of February 5, 2008,

Among

BERRY PLASTICS CORPORATION
(formerly Berry Plastics Holding Corporation),
as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Collateral Agent and Administrative Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent,

LEHMAN BROTHERS INC.,
as Documentation Agent,

BANC OF AMERICA SECURITIES LLC
GOLDMAN SACHS CREDIT PARTNERS L.P.
LEHMAN BROTHERS INC.,
as Joint Bookrunners and
Joint Lead Arrangers
_________________

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SECTION 9.21.	Conversion of Covenants; Events of Default	116
SECTION 9.22.	No Fiduciary Duty	117

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Senior Secured Exchange Notes Indenture
Exhibit E-1	Form of Bridge Note
Exhibit E-2	Form of Rollover Note
Exhibit F	Form of Collateral Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Exchange Notice
Exhibit I	Form of Closing Certificate

Schedule 1.01(a)	Certain U.S. Subsidiaries
Schedule 1.01(d)	Immaterial Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession Under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 4.02(d)	Post-Closing Interest Deliveries
Schedule 6.07	Affiliate Transactions
Schedule 9.01	Notice Information

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This SENIOR SECURED BRIDGE LOAN  CREDIT AGREEMENT is entered into as of February 5, 2008 (this “Agreement”), among BERRY PLASTICS CORPORATION (formerly Berry Plastics Holding Corporation), a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, BANK OF AMERICA, N.A., as administrative agent and collateral agent (in such capacities or its successors in such capacities, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN BROTHERS INC. as documentation agent (in such capacity, the “Documentation Agent”).

WHEREAS, on April 3, 2007, Berry Plastics Group, Inc. (“Holdings”) completed a stock-for-stock merger (the “Berry Covalence Merger”) with Covalence Specialty Materials Holding Corp. in which the resulting company retained the name Berry Plastics Group, Inc.

WHEREAS, immediately following the Berry Covalence Merger, Berry Plastics Holding Corporation and Covalence Specialty Materials Corp. (“Covalence”) were combined as a direct subsidiary of Berry Plastics Group, Inc. and the resulting company retained the name Berry Plastics Holding Corporation.

WHEREAS, on December 28, 2007, Berry Plastics Holding Corporation was combined together with Berry Plastics Corporation in a merger in which Berry Plastics Holding Corporation survived and was renamed Berry Plastics Corporation.

WHEREAS, on December 21, 2007, the Borrower, Captive Holdings, Inc., and Captive Holdings, LLC (“Captive Holdings”) entered into a stock purchase agreement, as amended, supplemented or modified from time to time prior to the date hereof in accordance with the terms of this Agreement (the “Captive Merger Agreement”);

WHEREAS, on the Closing Date, the Borrower will enter into this Agreement, under which the Borrower will obtain $520,000,000 in senior secured interim loans; and

WHEREAS, the Borrower desires to obtain Bridge Loans hereunder, the proceeds of which will be used (i) to finance the Captive Acquisition (as defined below) and (ii) to pay costs related to the Transactions.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                Defined Terms

.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Assets” shall mean any Accounts and Inventory (as such terms are defined in the Revolving Credit Agreement) of the Borrower or any Subsidiary.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” at its principal office in New York,

New York.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquired Indebtedness” shall mean, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” shall mean the Captive Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Closing Date or thereafter (so long as any amendment, supplement or modification after the Closing Date, together with all other amendments, supplements and modifications after the Closing Date, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the Acquisition Documents as in effect on the Closing Date).

“Act” shall have the meaning assigned to such term in Section 9.19.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.07(a).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Applicable Margin” shall mean initially (i) 4.00% in the case of any Eurocurrency Loan and (ii) 3.00% in the case of any ABR Loan. The Applicable Margin will increase by 0.50% per annum on August 5, 2008 and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Rollover Loan Maturity Date. Notwithstanding the foregoing, the Applicable Margin shall be adjusted such that the applicable interest rate on the Loans shall not exceed the Rate Cap.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean:

(1)           the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(2)           the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(a)           a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.05 or any disposition that constitutes a Change of Control;

(c)           any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.04;

(d)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $7.5 million;

(e)           any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(f)           any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(g)           foreclosure on assets of the Borrower or any of its Restricted Subsidiaries;

(h)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)           the lease, assignment or sublease of any real or personal property in the ordinary course of business;

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(j)           any sale of inventory or other assets in the ordinary course of business;

(k)           any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)           a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m)           the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Bank Agreement Security Documents” shall mean the Existing Senior Security Agreement, the Second Amended and Restated First Lien Intellectual Property Security Agreement dated as of April 3, 2007, among Berry Plastics Group, Inc., the Borrower, the subsidiaries of the Borrower party thereto, the Term Loan Collateral Agent and the Revolving Facility Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, all “Mortgages” as defined in the Revolving Credit Agreement and/or the Term Loan Credit Agreement, and any other documents now existing or entered into after the Closing Date that create Liens on any assets or properties of the Borrower or any Subsidiary Loan Party to secure any Term Loan Obligations or Revolving Facility Obligations.

“Bank Indebtedness” shall mean any and all amounts payable under or in respect of any Credit Agreement and any other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bank of America” shall mean Bank of America, N.A., and its successors.

“Berry Covalence Merger” shall have the meaning assigned to it in the recitals to this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

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“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5.0 million.

“Borrowing Multiple” shall mean $1.0 million.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Bridge Loan” shall mean each of the interim bridge loans made to the Borrower pursuant to Section 2.01(a).

“Bridge Loan Borrowing” shall mean a borrowing of Bridge Loans.

“Bridge Loan Maturity Date” shall mean February 5, 2009.

“Bridge Note” shall have the meaning set forth in Section 2.09(e).

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Stock” shall mean:

(a)           in the case of a corporation, corporate stock or shares;

(b)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

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“Captive Acquisition” shall mean the acquisition by the Borrower of substantially all of the outstanding shares of Capital Stock of Captive Holdings, Inc. pursuant to the Captive Merger Agreement.

“Captive Credit Agreement” shall mean that certain credit agreement, dated August 18, 2005 by and among Captive Holdings, Inc., Captive Plastics, Inc., the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, modified or supplemented from time to time.

“Captive Holdings” shall have the meaning assigned to it in the recitals to this Agreement.

“Captive Merger Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

“Captive Merger Documents” shall mean the collective reference to the Captive Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Captive Note” shall mean that certain $10,000,000 subordinated note, dated July 21, 2004 by and among Captive Holdings, Inc. and the John W. Raymonds Lifetime Trust.

“Captive Second Lien Credit Agreement”  shall mean that certain second lien credit agreement, dated December 23, 2005 by and among Captive Holdings, Inc., Captive Plastics, Inc., the guarantors party thereto and Credit Suisse, as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, modified or supplemented from time to time.

“Cash Contribution Amount” shall mean the aggregate amount of cash contributions made to the capital of the Borrower described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” shall mean:

(a)           Dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)           securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

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(e)           commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(f)           readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(g)           Indebtedness issued by Persons (other than the Funds or any of the Fund Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(h)           investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change of Control” shall mean the occurrence of any of the following events:

(a)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(b)           the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the voting stock of the Borrower or any direct or indirect parent of the Borrower.

“Change of Control Offer” shall have the meaning assigned to such term in Section 2.11.

“Change of Control Payment” shall have the meaning assigned to such term in Section 2.11.

“Change of Control Payment Date” shall have the meaning assigned to such term in Section 2.11.

“Charges” shall have the meaning assigned to such term in Section 9.09.

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“Closing Date” shall mean February 5, 2008.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.

“Collateral Agent” shall mean the party acting as collateral agent for the Secured Parties under the Security Documents.  On the Closing Date, the Collateral Agent is the same Person as the Administrative Agent.  Unless the context otherwise requires, the term “Administrative Agent” as used herein shall, unless the context otherwise requires, include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral Agreement” shall mean the Bridge Loan Guarantee and Collateral Agreement, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)           on the Closing Date, the Collateral Agent shall have received from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;

(b)           on or before the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01(a)) owned on the Closing Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding Equity Interests of (1) each “first tier” Foreign Subsidiary directly owned by any Loan Party (except for NIM Holdings Limited, Berry Plastics Asia Pte. Ltd., and Ociesse s.r.l., Berry Plastics Acquisition Corporation II, and Berry Plastics Acquisition Corporation XIV, LLC), and (2) each “first tier” Qualified CFC Holding Company directly owned by any Loan Party and (ii) subject to the terms of the Intercreditor Agreements, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           (i) all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Administrative Agent) (which pledge, in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Loan Party, shall be limited to 65% of the amount outstanding thereunder), and (ii) the Possessory Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

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(d)           in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to each of the Collateral Agreement, the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party (it being understood that each Domestic Subsidiary that is acquired or formed after the Closing Date (including any Unrestricted Subsidiary that is redesignated) is a Subsidiary Loan Party and is required to become a party to the Collateral Agreement and the Intercreditor Agreements);

(e)           in the case of any Person that becomes a “first tier” Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, as promptly as reasonably practicable following a request by the Collateral Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;

(f)           after the Closing Date, (i) all the outstanding Equity Interests of (A) any Person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date (including, without limitation, the Equity Interests of any Receivables Subsidiary established after the Closing Date), shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary or any “first tier” Qualified CFC Holding Company directly owned by such Loan Party be pledged to secure Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party or any Qualified CFC Holding Company that is not a “first tier” Subsidiary of a Loan Party be pledged to secure Obligations, and (ii) subject to the terms of the Intercreditor Agreements, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g)           except as otherwise contemplated by any Security Document or the Intercreditor Agreements, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h)           [Reserved];

(i)           [Reserved];

(j)           [Reserved];

(k)           except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

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(l)           after the Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make Bridge Loans under Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of Commitments of all Lenders on the Closing Date is $520,000,000.

“Commitment Banks” shall mean Banc of America Bridge LLC, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc. and Lehman Brothers Commercial Bank.

“Commitment Letter” shall mean that certain Commitment Letter dated December 21, 2007 by and among the Borrower, Banc of America Bridge LLC, Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“consolidated” shall mean, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)           commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Borrower and its Restricted Subsidiaries; minus

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(4)           interest income for such period.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(a)           any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any severance expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by this Agreement (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(b)           any increase in amortization or depreciation or any one-time non-cash charges increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Closing Date shall be excluded;

(c)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(d)           any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded;

(f)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(g)           the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(h)           solely for the purpose of determining the amount available for Restricted Payments under clause (a) of the definition of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Loan Party) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of div

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dends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(i)           an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with Section 6.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(j)           any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141 shall be excluded;

(k)           any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(l)           any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Closing Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(m)           accruals and reserves that are established within 12 months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(n)           solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(o)           (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(p)           unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Financial Accounting Standards 52 shall be excluded; and

(q)           solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Borrower calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Borrower during any Reference Period shall be included.

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Notwithstanding the foregoing, for the purpose of Section 6.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clauses (E) and (F) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” shall mean, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” shall mean provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a)           to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b)           to advance or supply funds:

                (i)for the purchase or payment of any such primary obligation; or

                (ii)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

                (iii)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary Loan Party in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or any such Subsidiary Loan Party after the Closing Date; provided that:

(1)           such cash contributions have not been used to make a Restricted Payment,

(2)           if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Borrower or any such Subsidiary Loan Party, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Loans, and

(3)           such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

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“Covalence” shall have the meaning assigned to it in the recitals to this Agreement.

“Covenant Suspension Event” shall have the meaning assigned to such term in Section 6.09(b).

 “Credit Agreement Documents” shall mean the collective reference to Credit Agreements, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Credit Agreements” shall mean (i)(A) the Term Loan Credit Agreement and (B) the Revolving Credit Agreement, and (ii) whether or not the credit agreements referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” shall mean the sum of (without duplication):

(A)           50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period, the “Reference Period”) from April 1, 2008 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)           100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash, received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus

(C)           100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D)           the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

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(E)           100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Restricted Subsidiary after the Closing Date from:

                (I)the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) or (x) of Section 6.04(b)),

                (II)the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower) of the Capital Stock of an Unrestricted Subsidiary, or

                (III)a distribution or dividend from an Unrestricted Subsidiary, plus

(F)           in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value (as determined in good faith by the Borrower or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (x) of Section 6.04(b) or constituted a Permitted Investment).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

 “Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

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“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(a)           matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Loans and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Loans (including the purchase of any Loans tendered pursuant thereto)),

(b)           is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(c)           is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Rollover Loan Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company or a subsidiary listed on Schedule 1.01(a).

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(a)           Consolidated Taxes; plus

(b)           Consolidated Interest Expense; plus

(c)           Consolidated Non-cash Charges; plus

(d)           business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate

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specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(e)           the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Funds or any Fund Affiliates (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Fund Affiliates and the Borrower and its Subsidiaries;

less, without duplication,

(f)           non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” shall mean, without duplication, any issuance or sale by the Borrower after the Closing Date of any Equity Interests in the Borrower or any direct or indirect parent of the Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests; provided, however, that an Equity Issuance shall not include (y) any sale or issuance by the Borrower or any direct or indirect parent of the Borrower of any Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Stock), in each case, to directors, officers or employees of the Borrower or any direct or indirect parent of the Borrower, or any of their Subsidiaries in connection with any employee stock option plan and (z) any sale or issuance by the Borrower or any direct or indirect parent of the Borrower of any Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Stock), to Holdings, or any Permitted Holder identified in clause (i) of the definition thereto.

“Equity Offering” shall mean any public or private sale after the Closing Date of common stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:

(1)           public offerings with respect to the Borrower’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)           any such public or private sale that constitutes an Excluded Contribution.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Bridge Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” shall have the meaning assigned to such term in Section 2.01(d)(ii).

“Exchange Notes” shall have the meaning assigned to such term in Section 2.01(d)(i).

“Exchange Notes Indenture” shall mean the indenture to be entered into relating to the Exchange Notes substantially in the form of Exhibit D (with such changes to cure any ambiguity, omission, defect or inconsistency, in each case, as the Joint Lead Arrangers and the Borrower shall agree), as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Exchange Notice” shall have the meaning assigned to such term in Section 2.01(d)(i).

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“Exchange Trigger Event” shall mean on and after the Rollover Date, (a) with respect to the initial Exchange Trigger Event, the receipt by the Administrative Agent of one or more Exchange Notices which, individually or together, represent at least $100 million aggregate principal amount of Rollover Loans that have not been exchanged for Exchange Notes and (b) thereafter (i) the receipt by the Administrative Agent of one or more Exchange Notices which, individually or together, represent at least $25 million aggregate principal amount of Rollover Loans that have not been exchanged for Exchange Notes and (ii) if less than $25 million aggregate principal amount of Rollover Loans are outstanding at such time, the remainder of the then outstanding Rollover Loans..

“Excluded Contributions” shall mean the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower after the Closing Date from:

(a)           contributions to its common equity capital, and

(b)           the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an officer of the Borrower on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(b)(xvi) and any Permanent Financing).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) any income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable Lending Office is located or any other jurisdiction as a result of such Lender engaging in a trade or business or having a taxable presence in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new Lending Office (for the absence of doubt, other than the Lending Office at the time such Lender becomes a party to such Loan) was entitled, at the time of such assignment or designation of a new Lending Office, respectively, to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) or (f) with respect to such Loan and (d) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender (other than a Change in Law) in the case of clause (a), (b), (c) and (d), together with any and all interest and penalties related thereto.

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“Existing Senior Security Agreement” shall mean the Second Amended and Restated First Lien Guarantee and Collateral Agreement dated as of April 3, 2007 among the Borrower, Holdings, and the Subsidiaries of the Borrower identified therein, the Revolving Facility Collateral Agent and the Term Loan Collateral Agent as the same may be amended, amended and restated or otherwise modified from time to time.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, i.e., the Bridge Loans and the Rollover Loans.

“Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated December 21, 2007 by and among the Borrower, Banc of America Bridge LLC, Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc.

“Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“First Priority Lien Obligations” shall mean (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Borrower and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness, (iii) Obligations and (iv) all other obligations of the Borrower or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services, in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be

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calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions) discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all pro forma adjustments of the nature used in similar calculations in the Second Priority Notes Indenture (as in effect on the date hereof), including, without limitation, as applied to the Transactions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense of such Person for such period, and

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(2)           all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent; provided that in no event shall more than 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower.

“Foreign Subsidiary” shall mean any Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“Fund Affiliates” shall mean (i) each Affiliate of any Funds, (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P., Apollo Management VI, L.P., and (iii) Graham BPC Investment Holdings, LP.

“Fund I” shall mean Apollo Management V, L.P. and other affiliated co-investment partnerships.

“Fund II” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships and Graham Partners Inc.

“Funds” shall mean Fund I and Fund II, collectively.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03 and 5.07 to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“guarantee” shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean any guarantee of the obligations of the Borrower under this Agreement by any Person, pursuant to the Collateral Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar

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agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” shall have the meaning assigned to it in the recitals to this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, (a) did not have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date.  Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(d).

“Incur” shall mean issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” shall mean, with respect to any Person:

(a)           the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (iv) in respect of Capitalized Lease Obligations, or (v) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)           to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(c)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (i) the Fair Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person; and

(d)           to the extent not otherwise included, with respect to the Borrower and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Borrower or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Borrower or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

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provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Ineligible Institution” shall mean the Persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such Person or Persons (or the Person or Persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Intercreditor Agreements” shall mean the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense, and (iv) net payments and receipts (if any) pursuant to interest rate Hedging Obligations, (b) capitalized interest of such Person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Qualified Receivables Financing which are payable to any Person other

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than the Borrower or a Subsidiary Loan Party.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter and, in addition, the date of any conversion of such Borrowing with or to a Borrowing of a different Type in accordance with Article II.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07, 2.14 or 2.20 or repaid or prepaid in accordance with Section 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment Bank” shall mean one or more investment banks engaged to publicly sell or privately place the Permanent Financing reasonably acceptable to the Joint Lead Arrangers.

 “Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a)           securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(b)           securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Borrower and its Subsidiaries;

(c)           investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(d)           corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel

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and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04:

(a)           “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

                (i)the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

                (ii)the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Joint Lead Arrangers” shall mean Banc of America Securities LLC and Goldman Sachs Credit Partners L.P., in their capacities as joint lead arrangers.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, or (ii) a Lender having notified the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.06.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to the Revolving Credit Agreement.

“LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent

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to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Security Documents, the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement, the Senior Fixed Lender Intercreditor Agreement and any Note issued under Section 2.09(e), each other agreement or instrument delivered pursuant to Section 5.10 hereof and, solely for the purposes of Article IV and Section 7.01 hereof, the Fee Letter.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Bridge Loans and the Rollover Loans.

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower or any direct or indirect parent of the Borrower, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or any direct or indirect parent of the Borrower, as applicable, was approved by a vote of a majority of the directors of the Borrower or any direct or indirect parent of the Borrower, as applicable, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Borrower or any direct or indirect parent of the Borrower, as applicable, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or any direct or indirect parent of the Borrower, as applicable.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $35 million.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

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“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties required to be encumbered by a Mortgage pursuant to Section 5.01 of the Collateral Agreement and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, as amended, supplemented or otherwise modified from time to time.  For the avoidance of doubt, Mortgages may include mortgages delivered under the Term Loan Credit Agreement to the extent amended to be in a form otherwise satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” shall mean:

(a)           100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than, for the avoidance of doubt, any Asset Sale pursuant to Section 6.05(a), (b), (c) and (d) of the Term Loan Credit Agreement as in effect on the date hereof, except as contemplated by Section 6.03(b)(ii), (e), (f), (h), (i) or (j) of the Term Loan Credit Agreement as in effect on the date hereof), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents or the Revolving Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop,

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construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Investments in Permitted Business Acquisitions (as defined in the Term Loan Credit Agreement as in effect on the date hereof) , in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then, upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million, (B) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10.0 million, (C) at any time during the 15-month period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis (as defined in the Term Loan Credit Agreement as in effect on the date hereof) after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Net First Lien Leverage Ratio (as defined in the Term Loan Credit Agreement as in effect on the date hereof) is less than or equal to 2.00 to 1.00, up to $75 million of such proceeds shall not constitute Net Proceeds, (D) proceeds from any Asset Sale shall not constitute Net Proceeds to the extent that the Term Loan Credit Agreement requires that such proceeds be applied in payment of any obligations thereunder (and such requirement is not waived by the Lenders thereunder), and (E) proceeds from the sale or other disposition of any ABL Assets (including any indirect sale or other disposition occurring by reason of the indirect sale or other disposition of the Person that holds such ABL Assets) shall not constitute Net Proceeds to the extent that the Revolving Credit Agreement requires that such proceeds be applied in payment of any obligations thereunder (and such requirement is not waived by the Lenders thereunder);

(b)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower of any Equity Issuance, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of the Borrower shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds and otherwise not prohibited from being paid hereunder.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Notes” shall mean, collectively, Bridge Notes and Rollover Notes.

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

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“Offering Document” shall have the meaning assigned to such term in Section 5.12(d).

“Officer” shall mean the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower that meets the requirements set forth in this Agreement.

“OID” shall have the meaning assigned to such term in Section 5.12(b).

“Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Administrative Agent.  The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permanent Financing” shall mean first priority senior secured debt of the Borrower issued pursuant to Section 5.12 hereof and guaranteed by the Subsidiary Loan Parties, which may take the form of loans or debt securities or a combination thereof, that will provide proceeds in an amount sufficient to repay all or any portion then outstanding of the principal and other amounts under the Bridge Loans; provided, that there shall be no more than two series (plus any exchange securities) of any such Permanent Financing.

 “Permanent Financing Offering” shall have the meaning assigned to such term in Section 5.12(a).

“Permitted Holders” shall mean, at any time, each of (i) the Funds and the Fund Affiliates and (ii) the Management Group.  Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

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“Permitted Investments” shall mean:

(a)           any Investment in the Borrower or any Restricted Subsidiary;

(b)           any Investment in Cash Equivalents or Investment Grade Securities;

(c)           any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Borrower, or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)           any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.03 or any other disposition of assets not constituting an Asset Sale;

(e)           any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date;

(f)           advances to employees, taken together with all other advances made pursuant to this clause (f), not to exceed $15.0 million at any one time outstanding;

(g)           any Investment acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)           Hedging Obligations permitted under Section 6.01(b)(x);

(i)           any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (i) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (i) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Restricted Subsidiary;

(j)           additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

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(k)           loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(l)           Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of the definition of “Cumulative Credit”;

(m)           any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.07(b) (except transactions described in clauses (ii), (vi), (vii) and (xi)(B) of such Section);

(n)           Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(o)           guarantees issued in accordance with Section 6.01;

(p)           Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(q)           any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(r)           additional Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date not to exceed at any one time in the aggregate outstanding, $15.0 million; and

(s)           Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with the Borrower or a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” shall mean, with respect to any Person:

(a)           pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

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(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)           Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d)           Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)           (A) Liens on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to Section 6.01, (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (i) of Section 6.01(b) and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Borrower to exceed 4.00 to 1.00, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (iv), (xii) or (xx) of Section 6.01(b) (provided that in the case of clause (xx), such Lien does not extend to the property or assets of any Subsidiary of the Borrower other than a Foreign Subsidiary);

(g)           Liens existing on the Closing Date (including after giving effect to the Transactions);

(h)           Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower);

(i)           Liens on assets or property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower;

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(j)           Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with Section 6.01;

(k)           Liens securing Hedging Obligations not incurred in violation of this Agreement; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(l)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)           leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(n)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens in favor of the Borrower or any Subsidiary Loan Party;

(p)           Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(q)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(x)           Liens on the Equity Interests of Unrestricted Subsidiaries;

(y)           grants of software and other technology licenses in the ordinary course of business;

(z)           Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f)(B), (g), (h), (i), (j), (k) and (o); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f)(B), (g), (h), (i), (j), (k) and (o) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (f)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (f)(B) and not this clause (z) for purposes of determining the principal amount of Indebtedness outstanding under clause (f)(B), for purposes of the definition of Secured Bank Indebtedness;

(aa)           Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(bb)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(cc)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(dd)           Liens incurred to secure cash management services in the ordinary course of business;

(ee)           other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding;

(ff)           Liens securing Indebtedness or other obligations permitted to be Incurred in accordance with Section 6.01(b)(ii); and

(gg)           Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any ERISA Affiliate, or (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Possessory Collateral Agent” shall have the meaning assigned to such term in the Senior Lender Collateral Agreement.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Adjusted EBITDA” shall have the meaning assigned to such term in Section 3.05(a).

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Projections” shall mean the projections of the Borrower and the Subsidiaries and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Purchase Money Note” shall mean a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Borrower that is a limited liability company, the primary asset of which consists of Equity Interests in either (i) a Foreign Subsidiary or (ii) a limited liability company the primary asset of which consists of Equity Interests in a Foreign Subsidiary.

“Qualified Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(a)           the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary;

(b)           all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower); and

(c)           the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Loans or any Refinancing Indebtedness with respect to the Loans shall not be deemed a Qualified Receivables Financing.

“Rate Cap” shall mean, with respect to Eurocurrency Loans, the Adjusted LIBO Rate in effect from time to time plus 5.25% per annum, and with respect to Base Rate Loans, ABR as in effect from time to time plus 4.25% per annum.

“Rating Agency” shall mean (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Loans for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any direct or indirect parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(a)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)           with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c)           to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Period” shall have the meaning assigned to such term in the definition of “Cumulative Credit” contained in Section 1.01.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xiv).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.04(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Registration Rights Agreement” shall mean the Registration Rights Agreements substantially in the form of Exhibit G (with such changes to cure ambiguity, omission, defect or inconsistency as the Joint Lead Arrangers and the Borrower shall approve), as may be amended, modified or supplemented in accordance with the terms thereof.

“Registration Statement” shall have the meaning assigned to such term in Section 5.12(c).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50% of all Loans outstanding.  The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.04(a).

“Restricted Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.  Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“Retired Capital Stock” shall have the meaning assigned to such term in Section 6.04(b)(ii).

“Reversion Date” shall have the meaning assigned to such term in Section 6.09(c).

“Revolving Credit Agreement” shall mean the Amended and Restated Revolving Credit Agreement, dated April 3, 2007, by and among the Borrower, Berry Plastics Group, Inc., certain Subsidiaries of the Borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Revolving Facility Administrative Agent” shall mean Bank of America, N.A., as administrative agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Revolving Facility Collateral Agent” shall mean Bank of America, N.A., as collateral agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Revolving Facility Lenders” shall mean the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Facility Obligations” shall mean all “Obligations” (as such term is defined in the Revolving Credit Agreement) now or hereafter owing to Revolving Facility Secured Parties, and all other indebtedness and obligations now or hereafter owing to the Revolving Facility Secured Parties that is secured by any of the Bank Agreement Security Documents.

“Revolving Facility Secured Parties” shall mean (a) the Revolving Facility Lenders (and any Affiliate of a Revolving Facility Lender designated by the Borrower as a provider of cash managment services to which any obligation referred to in clause (c) of the definition of the term “Obligations” (as defined in the Existing Senior Security Agreement) is owed), (b) the Revolving Facility Administrative Agent and the Revolving Facility Collateral Agent, (c) each Issuing Bank (as defined in the Revolving Credit Agreement) party to the Revolving Credit Agreement, (d) each counterparty to any Swap Agreement entered into with the Borrower or any Subsidiary Loan Party party to the Revolving Credit Agreement, the obligations under which constitute “Obligations” (as defined in the Existing Senior Security Agreement), (e) the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary Loan Party party to the Revolving Credit Agreement under any Loan Document (as defined in the Revolving Credit Agreement) and (f) the successors and permitted assigns of each of the foregoing.

“Revolving Facility Senior Collateral” shall have the meaning assigned to such term in the Senior Lender Intercreditor Agreement.

“Revolving Loan Documents” shall mean the “Loan Documents” as defined in the Revolving Credit Agreement.

“Rollover Conversion” shall have the meaning set forth in Section 2.01(b).

“Rollover Date” shall mean the Bridge Loan Maturity Date, provided the Rollover Conversion occurs on such date.

“Rollover Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Rollover Loan Maturity Date” shall mean February 5, 2015.

“Rollover Note” shall have the meaning set forth in Section 2.09(e).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Priority Intercreditor Agreement” shall mean the Second Amended and Restated Intercreditor Agreement, to be dated as of the Closing Date, by and among the Collateral Agent, the Second Priority Notes Trustee, the Term Loan Collateral Agent, the Revolving Facility Collateral Agent, the Borrower, the Subsidiary Loan Parties and Berry Plastics Group, Inc., as may be amended, restated or otherwise supplemented.

“Second Priority Notes” shall mean the 8⅞% Second Priority Fixed Rate Senior Secured Notes due 2014 and the Second Priority Senior Secured Floating Rate Notes due 2014 issued by the Borrower on September 20, 2006.

“Second Priority Notes Indenture” shall mean the indenture dated as of September 20, 2006 among the Borrower and certain of its subsidiaries party thereto and the trustee named therein from

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time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Priority Notes Trustee” shall mean Wells Fargo Bank, N.A., as collateral trustee for the holders of the Second Priority Notes.

“Secured Bank Indebtedness” shall mean the Revolving Facility Obligations, the Term Loan Obligations and any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (f)(B) of the definition of Permitted Lien.

“Secured Indebtedness” shall mean any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” shall mean, with respect to any Person at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that constitutes First Priority Lien Obligations to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Borrower may elect, pursuant to an Officers’ Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any of its Restricted Subsidiaries has determined to make and/or made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all pro forma adjustments of the nature used in similar calculations in the Second Priority Notes Indenture (as in effect on the date hereof), including, without limitation, as applied to the Transactions.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

 “Securities Demand Period” has the meaning set forth in Section 5.12(a).

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Fixed Lender Intercreditor Agreement” shall mean the Senior Fixed Collateral Priority and Intercreditor Agreement, to be dated as of the Closing Date, by and among the Collateral Agent, the Term Loan Collateral Agent, the Borrower, certain Subsidiary Loan Parties and Berry Plastics Group, Inc., as amended, supplemented or otherwise modified from time to time.

“Senior Fixed Obligations” shall mean all First Priority Lien Obligations other than Revolving Facility Obligations.

“Senior Lender Intercreditor Agreement” shall mean the Second Amended and Restated Senior Lender Priority and Intercreditor Agreement, to be dated as of the Closing Date, by and among the Collateral Agent, the Term Loan Collateral Agent, the Revolving Facility Collateral Agent, the Borrower, the Subsidiary Loan Parties and Berry Plastics Group, Inc., as amended, supplemented or otherwise modified from time to time.

“Senior Secured Credit Facilities” shall mean the Revolving Credit Agreement and the Term Loan Credit Agreement.

“Senior Subordinated Notes” shall mean the 11% Senior Subordinated Notes due 2016 of the Borrower issued on September 20, 2006 and the 10¼% Senior Subordinated Notes due 2016 of the Borrower issued on February 16, 2006.

“Senior Subordinated Notes Indentures” shall mean the Indenture dated as of February 16, 2006, under which the Borrower’s 10¼% Senior Subordinated Notes due 2016 were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, and the Indenture dated as of September 20, 2006, under which the Borrower’s 11% Senior Subordinated Notes due 2016 were issued, among the Borrower and certain of its subsidiaries party thereto and the trustee named therein from time to time, in each case as in effect as of the date hereof and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Similar Business” shall mean a business, the majority of whose revenues are derived from the activities of the Borrower and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

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“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Indebtedness” shall mean (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Subsidiary Loan Party, any Indebtedness of such Subsidiary Loan Party which is by its terms subordinated in right of payment to its Guarantee.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.  Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower on the Closing Date and (b) each Domestic Subsidiary of the Borrower that becomes, or is required to become, a party to the Collateral Agreement, the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Company” shall have the meaning assigned to such term in Section 6.05(a)(i).

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“Successor Subsidiary Loan Party” shall have the meaning assigned to such term in Section 6.05(b).

“Suspended Covenant” shall have the meaning assigned to such term in Section 6.09(b).

“Suspension Period” shall have the meaning assigned to such term in Section 6.09(c).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Distributions” shall mean any distributions described in Section 6.04(b)(xii).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Collateral Agent” shall mean Credit Suisse, Cayman Islands Branch, as collateral agent for the lenders under the Term Loan Credit Agreement, together with its respective successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Credit Agreement” shall mean that certain Second Amended and Restated Term Loan Credit Agreement, dated April 3, 2007, by and among the Borrower, Berry Plastics Group, Inc., Credit Suisse, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Term Loan Facility Administrative Agent” shall mean Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders under the Term Loan Credit Agreement, together with its successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Lenders” shall mean the “Lenders” under and as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” shall mean all “Obligations” (as such term is defined in the Term Loan Collateral Agreement) now or hereafter owing to Term Loan Secured Parties, and all other indebtedness and obligations now or hereafter owing to the Term Loan Secured Parties that is secured by any of the Bank Agreement Security Documents.

“Term Loan Secured Parties” shall mean, at any time, (a) the Term Loan Lenders, (b) the Term Loan Facility Administrative Agent and the Term Loan Collateral Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Borrower and any Subsidiary Loan Party party to the Term Loan Credit Agreement under any Loan Document (as defined in the Term Loan Credit Agreement) and (d) the successors and permitted assigns of each of the foregoing.

“Total Assets” shall mean the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

“Transaction Documents” shall mean the Loan Documents, the Revolving Credit Agreement, the Term Loan Credit Agreement and the “Loan Documents” as defined in each of the Revolving Credit Agreement and the Term Loan Credit Agreement and the Captive Merger Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Funds, Fund Affiliates, the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Captive Acquisition; (b) the execution and delivery of the Loan Documents, the creation or continuation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and (c) the payment of all Transaction Expenses.

“Trustee” shall have the meaning assigned to such term in Section 5.13.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean domestic cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean:

(a)           any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(b)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries; provided, further, however, that either:

                (i)the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

                (ii)if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.04.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)           (1) the Borrower could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)           no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                                Terms Generally

.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03.                                Effectuation of Transactions

.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04.                                Senior Debt

.  The Obligations constitute (a) “First-Priority Lien Obligations” pursuant to, and as defined in, the Senior Lender Intercreditor Agreement, “Senior Lender Claims” pursuant to, and as defined in, the Second Priority Intercreditor Agreement and “Senior Fixed Obligations” pursuant to, and as defined in, Senior Fixed Lender Intercreditor Agreement,

 (b) “Senior Indebtedness” and “Designated Senior Indebtedness” pursuant to, and as defined in, the Senior Subordinated Notes Indentures, and (c) “First-Priority Lien Obligations” pursuant to, and as defined in, the Second Priority Notes Indenture. This Agreement is a “Credit Agreement” for purposes of the Senior Subordinated Notes Indentures and the Second Priority Notes Indenture.

ARTICLE II

The Credits

SECTION 2.01.                                Commitment

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(a)           Bridge Loans.  Subject to the terms and conditions set forth herein, each Lender agrees severally, and not jointly, to make senior interim secured bridge loans to the Borrower in Dollars in an amount not to exceed its Commitment; provided that (i) all such Bridge Loans shall be incurred by the Borrower pursuant to one drawing on the Closing Date and (ii) any Bridge Loan that is repaid may not be reborrowed.

(b)           Rollover Loans.  Subject to satisfaction of the conditions set forth in Section 2.01(c), the Borrower, and each Lender, severally and not jointly, agree that if the Bridge Loans have not been repaid in full by the latest time specified for payment in Section 2.18 on the Bridge Loan Maturity Date, the then outstanding principal amount of each Lender’s Bridge Loan shall, immediately after such latest specified time for payment, automatically be converted (a “Rollover Conversion”) into a loan (individually, a “Rollover Loan” and, collectively, the “Rollover Loans”) on the Rollover Date in an aggregate

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principal amount equal to the then outstanding principal amount of such Lender’s Bridge Loan; provided, however, that if the conditions set forth in Section 2.01(c) have not been satisfied by such time on the Bridge Loan Maturity Date, then the Bridge Loans will become automatically due and payable at such time.  Upon a Rollover Conversion on the Rollover Date, the Bridge Loans shall be deemed to have been prepaid and the Borrower will be required to make any payments due under Section 2.16 with respect thereto.  Any Rollover Loan that is repaid may not be reborrowed.

(c)           Conditions to Rollover Loans.  On the Rollover Date, the Rollover Conversion of Bridge Loans into Rollover Loans is subject to the following conditions:  (i) that at the time of such Rollover Conversion, there shall exist no Event of Default pursuant to Section 7.01(h) or (i), and (ii) that at the time of such Rollover Conversion, there shall exist no acceleration of the maturity of or default in the payment when due at final maturity of any Indebtedness of the Borrower or any of its subsidiaries pursuant to this Agreement, the Revolving Credit Agreement, the Term Loan Credit Agreement or the Second Priority Indenture.

(d)           Exchange Notes.

(i)       Subject to satisfaction of the provisions of this Section 2.01(d), on and after the Rollover Date, each Lender will have the option to notify the Administrative Agent in writing, by delivery of an exchange notice substantially in the form of Exhibit H hereto (an “Exchange Notice), of its request for exchange notes (individually, an “Exchange Note” and, collectively, the “Exchange Notes”) in exchange for its Rollover Loan.  Each Lender’s Exchange Notice shall, among other things, (A) indicate the aggregate principal amount of its Rollover Loan that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.01(d), which shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof, (B) include a representation and warranty by the applicable Lender, or any other Person designated by such Lender to take possession of the Exchange Notes, to the Borrower that (I) it is a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act), (II) that it is not a U.S. Person and is acquiring the Exchange Notes in an offshore transaction in compliance with Rule 904 under the Securities Act or (III) that it is an institutional “accredited investor”(as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements, and (C) if such Lender holds Rollover Notes, be accompanied by the Rollover Notes to be exchanged for Exchange Notes.

(ii)                  Notwithstanding the foregoing, such Lender’s Rollover Loan shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and each such Lender that has delivered an Exchange Notice that has given rise to such Exchange Trigger Event by the Administrative Agent.  Thereafter, the Borrower shall set a date (the “Exchange Date”) for the exchange of Rollover Loans for Exchange Notes, which date shall be (a) no less than five Business Days after such Exchange Trigger Event and (b) the next day which is the 6th day of any calendar month (or if such date is not a Business Day, the next Business Day) following the Exchange Trigger Event (provided that such date shall also comply with the immediately preceding clause (a)). On such Exchange Date, the Borrower shall (A) (i) deliver a notice to the Trustee directing the Trustee to authenticate and deliver to each Lender that elects to exchange a Rollover Loan on such Exchange Date, an Exchange Note in the principal amount equal to 100% of the principal amount of such Rollover Loan for which such Exchange Note is being exchanged (which at such Lender’s option may be all or a portion of such Lender’s Rollover Loans) and bearing interest at the rate then in effect for the Rollover Loans and (ii) use reasonable best efforts to effect delivery of such Exchange Note to the requesting Lender, and (B) pay to such Lender the amount of accrued and unpaid interest on the Rollover Loans being exchanged; provided that the Lender, or the Affiliate of the Lender receiving the Exchange Notes shall simultaneously pay to the Borrower the amount of accrued and unpaid interest, if any, that would have accrued on an equal principal amount of Exchange Notes from the beginning of the then current interest period as set forth in the Exchange Notes Indenture (it being understood that on the next scheduled interest payment date set forth in the Exchange Notes Indenture, the holder of such Note shall receive interest for the entire period).  The Exchange Notes shall be governed by the Exchange Notes Indenture.  Upon issuance of the Exchange Notes, any corresponding Rollover Notes delivered hereunder shall be canceled by the Borrower and the corresponding amount of the Rollover Loans deemed repaid and all accrued and unpaid interest and other amounts due thereon (including under Section 2.16) shall at such time be due and payable.  If a Default shall have occurred and be continuing on the Exchange Date, any notices given or cure periods commenced while the Rollover Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(iii)                   An Affiliate of the Administrative Agent shall assist the Borrower in making Exchange Notes eligible for deposit with The Depository Trust Company (including, without limitation, by completion and submission of an eligibility questionnaire or by other means).

SECTION 2.02.                                Loans and Borrowings

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(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14 and 2.20, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that Eurocurrency Loans shall have an Interest Period of one, two, three or six months, with the first such Interest Period commencing on (x) the Closing Date with respect to Bridge Loans and (y) the Rollover Date with respect to Rollover Loans.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or continue any (i) Bridge Loan Borrowing if the Interest Period requested with respect thereto would end after the Bridge Loan Maturity Date and (ii) Rollover Loan Borrowing if the Interest Period requested with respect thereto would end after the Rollover Loan Maturity Date.

SECTION 2.03.                                Requests for Borrowings

.  To request a Borrowing of Bridge Loans, the Borrower shall notify the Administrative Agent of such request by telephone) (a) in the case of a Eurocurrency Borrowing not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)       the aggregate amount of the requested Borrowing;
(ii)                  the date of such Borrowing, which shall be a Business Day;

(iii)                  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)                  in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                  the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration (including with respect to the Borrowing Request made in respect of Loans made on the Closing Date).  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                                [Reserved].

SECTION 2.05.                                [Reserved].

SECTION 2.06.                                Funding of Borrowings

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(a)           Each Lender shall make each Bridge Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount (with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent, then such payment shall discharge the Borrower’s obligations to pay such demand loan and from that time shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                                 Interest Elections

(a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(A)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(B)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(C)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(D)           if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.” If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall continue to be the same Type, with the same duration of Interest Period as the then-existing Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                                Termination of Commitment

.  The parties hereto acknowledge that the Commitment of each Lender shall terminate at 5:00 p.m. New York City time on the Closing Date.

SECTION 2.09.                                Repayment of Loans; Evidence of Debt

(a)           The Borrower hereby unconditionally promises to pay (i) on the Bridge Loan Maturity Date to the Administrative Agent the then unpaid principal amount of each Bridge Loan made to the Borrower (unless converted to a Rollover Loan in accordance with Section 2.01(b)), and (ii) on the Rollover Loan Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Rollover Loan of such Lender (unless exchanged for an Exchange Note in accordance with Section 2.01(d)).

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit E-1 (each, a “Bridge Note”) or E-2 (each, a “Rollover Note”), as the case may be, for the Bridge Loans and Rollover Loans, respectively (it being understood that the Borrower shall be entitled to require that a Lender return its Bridge Note prior to preparing, executing and delivering a Rollover Note to such Lender).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.                                Prepayments, etc.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Bridge Loan or Rollover Loan (provided the same has not been exchanged for an Exchange Note) in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(c).

(b)           The Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Loans.  Notwithstanding the foregoing, (i) the Borrower may retain Net Proceeds pursuant to clause (b) of the definition thereof (other than with respect to prepayments with proceeds from an issuance of Excluded Indebtedness (other than Indebtedness permitted to be incurred under Section 6.01(b)(xvi)), provided, that the Total Net First Lien Leverage Ratio (as defined in the Term Loan Credit Agreement as

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in effect on the date hereof) on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.00 to 1.00, and (ii) no prepayment pursuant to this Section 2.10(b) (other than with respect to prepayments with Net Proceeds of an issuance of Excluded Indebtedness (other than Indebtedness permitted to be incurred under Section 6.01(b)(xvi)) or Equity Issuance) shall be required to be made to the extent such Net Proceeds are required to be applied to the repayment of loans outstanding under the Senior Secured Credit Facilities and such requirement is not waived by the applicable Lenders (and to the extent involving a repayment of a revolving credit facility, a permanent commitment reduction thereunder in a corresponding amount was effected in connection with such repayment).  Notwithstanding anything to the contrary provided herein, to the extent that the terms of any Permanent Financing or First Priority Lien Obligations other than the Senior Secured Credit Facilities require prepayment of such Permanent Financing or First Priority Lien Obligations other than the Senior Secured Credit Facilities with Net Proceeds, then the Borrower shall be permitted to repay such Permanent Financing or First Priority Lien Obligations other than the Senior Secured Credit Facilities and the Loans ratably.

(c)           Prior to the repayment of any Loan pursuant to Section 2.10(a), the Borrower may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each voluntary repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  All mandatory prepayments pursuant to Section 2.10(b) shall be applied ratably to the Loans, regardless of Type.  Repayments of Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.                                Change of Control Prepayment Offer

.  Unless otherwise prepaid in accordance with Section 2.10(a) hereof, the Borrower shall make an offer to prepay all of the Bridge Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Borrower will send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent and to each Lender to the address of such Lender appearing in the Register with a copy to the Administrative Agent, with the following information:

(i)       that a Change of Control Offer is being made pursuant to this Section 2.11 and that all Bridge Loans accepted to prepayment in accordance with the terms of this Agreement will be accepted for payment by the Borrower;

(ii)                  the prepayment price and date of prepayment, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)                  that any Bridge Loans not properly accepted for prepayment pursuant to this Agreement will remain outstanding and continue to accrue interest;

(iv)                  that unless the Borrower defaults in the payment of the Change of Control Payment, all Bridge Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)                  that Lenders will be entitled to withdraw their election to require the Borrower to prepay such Bridge Loans, provided that the Administrative Agent receives, not later than the

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close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Bridge Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Bridge Loans prepaid; and

(vi)                  if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

On the Change of Control Payment Date, the Borrower will, to the extent permitted by law, prepay all Bridge Loans, or portions thereof, accepted for prepayment in accordance with this Section 2.11 pursuant to the Change of Control Offer, by depositing with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Bridge Loans or portions thereof so accepted for prepayment as of the close of business on the Business Day immediately preceding the Change of Control Payment Date and not validly withdrawn as permitted above.

Notwithstanding the foregoing, the Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 2.11 and prepays all Bridge Loans validly accepted for prepayment under such Change of Control Offer.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit a Change of Control Prepayment, then prior to making any Change of Control Prepayment, the Borrower shall, within 30 days of the occurrence of the Change of Control, (i) repay in full all such Bank Indebtedness or, if doing so will allow the purchase of the Loans, offer to repay in full all such Bank Indebtedness and repay all Bank Indebtedness of each lender who has accepted such offer, or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Loans.

SECTION 2.12.                                Fees

.

(a)           The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers, for their respective accounts, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Fees”).

(b)           All the Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances, except as expressly set forth in the Fee Letter.

SECTION 2.13.                                Interest

.

(a)           The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)           Subject to Sections 2.14 and 2.20, the Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding paragraphs (a) and (b) of this Section 2.13 or anything to the contrary provided herein, the interest rate on the Loans shall not exceed the Rate Cap (plus, for the avoidance of doubt, payments made in respect thereof pursuant to Section 2.17, increases pursuant to Section 2.13(d) and amounts owed in respect of the Registration Rights Agreement).

(d)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (d) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e)           Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Bridge Loans, on the Bridge Loan Maturity Date and (iii) in the case of Rollover Loans, on an Exchange Date and/or on the Rollover Loan Maturity Date; provided that (x) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (z) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)           During the occurrence and continuance of an Event of Default, Eurocurrency Loans shall automatically be converted to ABR Loans at the end of the Interest Period in which such Event of Default first occurred.

SECTION 2.14.                                Alternate Rate of Interest

.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.                                Increased Costs
.

(a)           If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.

SECTION 2.16.                                Break Funding Payments

.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.                                Taxes
.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Lender that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy

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to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding Tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f)           Each Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:  (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that, for United States federal income tax purposes, such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that, accordingly, such Lender qualifies for such exemption and (y) duly completed copies of  Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.  In addition, in each of the foregoing circumstances, each Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender.  Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the  Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  In addition, each Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g)           If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender, as applicable, in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

SECTION 2.18.                                Payments Generally; Pro Rata Treatment; Sharing of Set-offs
.

(a)           Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17, and 9.05 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the  Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.                                Mitigation Obligations; Replacement of Lenders
.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more Assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided that:  (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.20.                                Illegality

.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

ARTICLE III

Representations and Warranties

On the Closing Date (after giving effect to the Transactions, except as set forth in Section 4.02(l)), the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01.                                Organization; Powers

.  Except as set forth on Schedule 3.01, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02.                                Authorization

.  The execution, delivery and performance by the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents, the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement to which it is, or will be, as applicable, a party, and the borrowings hereunder and the transactions forming a part of the Transactions hereunder and thereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03.                                Enforceability

.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document, the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement when executed and delivered by each Loan Party that is party thereto (assuming execution and delivery of such documents occurred as of the Closing Date) would constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.                                Governmental Approvals

.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required in connection with the Transactions or would be required in connection with the execution, delivery and performance of the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement (assuming that execution, delivery and performance of such documents occurred as of the Closing Date), the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) the registration requirements with the SEC contemplated by the Registration Rights Agreement, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

SECTION 3.05.                                Financial Statements
.

(a)           The unaudited pro forma consolidated financial information (the “Pro Forma Financial Statements”) and pro forma adjusted EBITDA (the “Pro Forma Adjusted EBITDA”), for the twelve months ended on or about September 29, 2007, copies of which have heretofore been furnished on or before the date hereof to each Lender as of the date hereof, have been prepared giving effect (as if such events had occurred on such date) to the Transactions.  Each of the Pro Forma Financial Statements and the Pro Forma Adjusted EBITDA has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a Pro Forma Basis (as defined in the Term Loan Credit Agreement as in effect on the date hereof) the estimated financial position of the Borrower and its consolidated Subsidiaries as at September 29, 2007, assuming that the Transactions, the Berry Covalence Merger and the Captive Acquisition, had actually occurred at such date, and the results of operations of Borrower and its consolidated subsidiaries for the twelve-month period ended September 29, 2007, assuming that the Transactions, the Berry Covalence Merger and the Captive Acquisition, had actually occurred on the first day of such twelve-month period.

(b)           The consolidated or combined balance sheets of the Borrower at September 29, 2007 and September 30, 2006, and the related consolidated or combined statements of operations for the year ended September 29, 2007, period from February 17 to September 30, 2006, period from October 1, 2005 to February 16, 2006 and the year ended September 30, 2005, consolidated or combined statements of changes in stockholders’ equity and comprehensive income (loss) for the year ended September 29, 2007, period from February 17 to September 30, 2006, period from October 1, 2005 to February 16, 2006 and the year ended September 30, 2005 and consolidated or combined statements of cash flows for year ended September 29, 2007, period from February 17 to September 30, 2006, period from October 1, 2005 to February 16, 2006 and the year ended September 30, 2005, reported on by and accompanied by a report from independent accountants, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of Covalence or the Borrower, as applicable, as at such date and the combined results of operations, shareholders’ equity and cash flows of Covalence and its predecessor or the Borrower for the years then ended.

SECTION 3.06.                                No Material Adverse Effect

.  Since September 29, 2007, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.                                Title to Properties; Possession Under Leases

.

(a)           Each of the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)           Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.07(b), each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           As of the Closing Date, none of the Borrower or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d)           None of the Borrower or the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.03.

SECTION 3.08.                                Subsidiaries
.

(a)           Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b)           As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or stock appreciation rights granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of the Borrower in connection with the Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09.                                Litigation; Compliance with Laws
.

(a)           There are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.                                Federal Reserve Regulations

.

(a)           None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness orignally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11.                                Investment Company Act

.  None of the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12.                                Use of Proceeds

.  The Borrower will use the proceeds of the Bridge Loans, together with other cash, to finance the Captive Acquisition, pay the Transaction Expenses, and for general corporate purposes.

SECTION 3.13.                                Tax Returns

.  Except as set forth on Schedule 3.13:

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, and each such Tax return is true and correct;

(b)           Each of the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except for Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)           Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect:  as of the Closing Date, with respect to each of the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14.                                No Material Misstatements

.

(a)           All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)           The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15.                                Employee Benefit Plans
.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $50.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrower, the Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b)           Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.                                Environmental Matters

.  Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date.

SECTION 3.17.                                Security Documents
.

(a)           The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Possessory Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (except Permitted Liens).

(b)           When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Possessory Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all domestic Intellectual Property, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date) (except Permitted Liens).

(c)           Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law.  In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Possessory Collateral Agent, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

(d)           The Mortgages to be executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a valid Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Permitted Liens.

(e)           Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18.                                Location of Real Property and Leased Premises
.

(a)           The Perfection Certificate lists completely and correctly, in all material respects, as of the Closing Date all material Real Property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof.  As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on the Perfection Certificate.

(b)           The Perfection Certificate lists completely and correctly in all material respects, as of the Closing Date, all material real property leased by the Borrower and the Subsidiary Loan Parties and the addresses thereof.  As of the Closing Date, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the real property set forth as being leased by them on the Perfection Certificate.

SECTION 3.19.                                Solvency
.

(a)           Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)           On the Closing Date, the Borrower does not intend to, and does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20.                                Labor Matters

.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21.                                Insurance

.  Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect.

SECTION 3.22.                                No Default

.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.23.                                Intellectual Property; Licenses, etc.

  Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the best knowledge of the Borrower, no intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Borrower or its Subsidiaries infringes upon any rights held by any other Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

SECTION 3.24.                                Senior Debt

.  The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indentures.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Bridge Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions:

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Wachtell, Lipton, Rosen & Katz, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (ii) Richards, Layton & Finger, Delaware local counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (iii) Rudolph, Fine, Porter & Johnson, Indiana local counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (iv) Thompson Hine LLP, Ohio local counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (v) Lowenstein Sandler PC, New Jersey local counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (vi) Venable LLP, Maryland local counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (vii) Jeff Thompson, in house counsel for certain of the Loan Parties, and (viii) Graham Curtain, A Professional Association, special counsel for certain of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)           The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)       a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of the jurisdiction of organization of such Loan Party) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)                  a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date in the form of Exhibit I hereto.

(d)           The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) that is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, which security interest or deliverable shall be delivered within the time periods specified with respect thereto in Section 5.01 of the Collateral Agreement), and the Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby, including the lien search results.

(e)           The Captive Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the terms and conditions of the Captive Acquisition as set forth in the Captive Merger Documents, without material amendment, supplement, modification or waiver thereof which is materially adverse to the Lenders without the prior written consent of the Joint Lead Arrangers.

(f)           The Lenders shall have received (i) the financial statements referred to in Section 3.05; (ii) unaudited consolidated balance sheets of the Borrower for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and the related audited combined statements of income, stockholders’ equity and cash flows for such fiscal quarters, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of the Borrower, as applicable, as at such date and the combined results of operations, shareholders’ equity and cash flows of the Borrower for the quarters then ended and (iii) to the extent available to the Borrower (x) the summary annual balance sheets of Captive Holdings for each fiscal year ended after the close of its most recent fiscal year and at least 90 days prior to the Closing Date, and the related audited combined statements of income, stockholders’ equity and cash flows for such fiscal year and (y) the summary quarterly balance sheets of Captive Holdings for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and the related audited combined statements of income, stockholders’ equity and cash flows for such fiscal year.

(g)           On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans under this Agreement, (ii) the Senior Subordinated Notes, (iii) the Second Priority Notes, (iv) the extensions of credit under the Revolving Credit Agreement, (v) the loans under the Term Loan Credit Agreement and (vi) other Indebtedness permitted pursuant to Section 6.01.

(h)           The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(i)           The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(j)           Each of (i) the Collateral Agreement, (ii) the Senior Lender Intercreditor Agreement, (iii) the Second Priority Intercreditor Agreement and (iv) the Senior Fixed Lender Intercreditor Agreement shall have been executed and delivered by the respective parties thereto and shall have become effective, and the Administrative Agent shall have received evidence satisfactory to it of such execution and delivery and effectiveness.

(k)           The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(l)           The conditions in Section 7.2(a) of the Captive Merger Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders) shall be satisfied, and the representations and warranties set forth in Sections 3.01(b) and (d), 3.02(a), 3.02(b)(i)(C), 3.02(b)(ii), 3.03, 3.10, 3.11 and 3.24 shall be true and correct.

(m)           Since December 31, 2006, there not having occurred any events, changes or developments which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Captive Merger Agreement).

(n)           The Administrative Agent shall have received copies of pay-off letters in connection with the Captive Credit Agreement, the Captive Second Lien Credit Agreement and the Captive Note, in form and substance reasonably satisfactory to the Administrative Agent.

(o)           The Lenders shall have received all documentation and other information that has been (i) requested in writing not less than 10 business days prior to the Closing Date and (ii) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

For purposes of determining compliance with the conditions specified in this Article IV, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

Affirmative Covenants

Subject to Section 9.21, the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01.                                Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b)           Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02.                                Insurance
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(a)           Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b)           With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c)           In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

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(i)           none of the Administrative Agent, the Lenders, and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, and their agents and employees; and

(ii)                  the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03.                                Taxes

.  Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04.                                Financial Statements, Reports, etc.

  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)           within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, beginning with the financials delivered pursuant to this clause (a) in respect of the 2008 fiscal year, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)           within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending December 31, 2007, for each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)           (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, (iii) certifying a list of names of all Immaterial Subsidiaries for the following fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate (together with all Unrestricted Subsidiaries) do not exceed the limitation set forth in clause (b) of the definition of the term Immaterial Subsidiary, and (iv) certifying a list of names of all Unrestricted Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)           promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e)           within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)           upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfe tion Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(g);

(g)           promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h)           in the event that (i) in respect of the Second Priority Notes or the Senior Subordinated Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the capital stock of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at Holdings or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;

(i)           promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(j)           promptly upon Borrower or Subsidiaries becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, Borrower shall deliver to Administrative Agent a summary of such facts and circumstances and any action it or Subsidiaries intend to take regarding such facts or conditions.

SECTION 5.05.                                Litigation and Other Notices

.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)           any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)           the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.                                Compliance with Laws

  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.                                Maintaining Records; Access to Properties and Inspections

.  Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08.                                Use of Proceeds

.  Use the proceeds of the Bridge Loans to finance the Captive Acquisition and the other Transactions and for general corporate purposes.

SECTION 5.09.                                Compliance with Environmental Laws

.  Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.                                Further Assurances; Additional Security.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any asset (other than Real Property covered by paragraph (c) below or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting

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Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) (i) notify the Collateral Agent thereof and (ii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c)           Promptly notify the Collateral Agent of the acquisition of and grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having an individual fair market value at the time of acquisition in excess of $5.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent pursuant to Section 4.02(d) or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below.  Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower delivers to the Term Loan Facility Administrative Agent a title insurance policy, a survey, or other documents in connection with a mortgage on the applicable property, then it shall deliver to the Collateral Agent contemporaneously with such Additional Mortgage a title insurance policy, a survey and such additional documents.

(d)           If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below. Notwithstanding the foregoing, to the extent any Term Loan Obligations have the benefit of a guarantee from any such Subsidiary of the Borrower, the Borrower shall cause such Subsidiary to guarantee the Obligations.

(e)           If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(f)           (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s jurisdiction of organization or organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or

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will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g)           The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Equity Interests acquired after the Closing Date (other than Equity Interests in the Borrower or, in the case of any Person which is a Subsidiary, Equity Interests in such Person issued or acquired after such Person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such Person and the Person holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (v) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(b)(i) that is secured by a Permitted Lien) or (vi) those assets as to which the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby; provided that, upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above. Notwithstanding the foregoing, to the extent any Term Loan Obligations are secured by any assets of any Loan Party or the Borrower, the Borrower shall cause such asset to be subject to the Lien securing the Loans.

(h)           Notwithstanding anything to the contrary provided in any other Loan Document, with respect to any Mortgaged Properties or properties required to be subject to a Mortgage pursuant to the Loan Documents (taken together, the “Subject Properties”), the Borrower shall promptly, but in any event prior to the relevant deadline in the Loan Documents to subject such property to such Mortgage, advise the Administrative Agent if any Subject Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, and if the applicable Loan Party is unable to obtain flood insurance in accordance with Section 5.02, the Collateral Agent in its sole discretion, shall have the right to waive the requirement that the applicable Loan Party subject such Subject Property to a Mortgage and the deliver related documentation to the Collateral Agent.

SECTION 5.11.                                [Reserved]
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SECTION 5.12.                                Securities Demand

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(a)           At any time and from time to time (but on not more than two occasions) during the period (the “Securities Demand Period”) ending on the Bridge Loan Maturity Date, upon notice (a “Demand Notice”) by the Investment Banks to the Borrower stating that, in their opinion, market conditions are such that the conditions specified in paragraph (b) below can be satisfied, the Borrower shall execute an offering of Permanent Financing (a “Permanent Financing Offering”) upon such terms and conditions as may be specified in the Demand Notice (provided that the Borrower  shall have participated

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in or been afforded an opportunity to participate in a customary “road show” for each Permanent Financing Offering):

(b)           The Permanent Financing will have ranking and guarantees identical to the Loans and will have interest rate, security and yields that are no less favorable to the Borrower than those generally available in the first lien secured debt capital markets to issuers of comparable debt securities or loans, as applicable, having a creditworthiness comparable to the Borrower; provided that (i) the maturity date of any Permanent Financing shall not be earlier than the Rollover Loan Maturity Date, (ii) the optional redemption terms for such Permanent Financing shall be no less favorable to the issuer than such terms for the Exchange Notes (except that any applicable non-call periods and call premiums would be measured from the date of issuance of such Permanent Financing rather than the Closing Date), (iii) (x) the negative covenants applicable to the Permanent Financing shall be the same as the covenants applicable to the Second Priority Notes and (y) the affirmative covenants and events of default shall, in the case of the debt securities, be the same as those in the Second Priority Notes (with such non-substantive changes as are necessary to reflect the first-lien status of the collateral) and, in the case of loans, be the same as those in the Term Loan Credit Agreement (it being understood that, in each case, the amount of the Cumulative Credit at the closing date of the Permanent Financing is to be agreed but shall, in no event, be less than the amount of the Cumulative Credit on such date pursuant to this Agreement); (iv) in the case of debt securities, the pledges of equity interests, securities and intercompany indebtedness of the Borrower’s Subsidiaries (but not on the guarantees or pledges of other assets of such subsidiaries) shall be limited to the extent required to avoid the need to file separate financial statements of such subsidiaries under applicable rules of the SEC; (v) the  interest rate on the applicable Permanent Financing shall not exceed the Rate Cap (exclusive of default interest, tax gross ups and amounts owing under any registration rights agreement); (vi) if the Investment Banks so determine, the Permanent Financing will be issued with original issue discount or closing fees (“OID”) of up to 3% of the face amount thereof, so long as the total yield of the Permanent Financing after giving effect thereto does not exceed the Rate Cap (and with OID being equated to interest such that the Rate Cap is reduced by 0.25% per annum for every 1% of OID); and (vii) the aggregate amount of proceeds of Permanent Financing will not exceed an amount sufficient to repay all the then outstanding principal and other amounts under the Bridge Loans.

(c)           The Borrower agrees to use commercially reasonable efforts, in connection with the sale of such Permanent Financing to, (x) with respect to Permanent Financing issued as debt securities, prepare, as soon as practicable upon receipt of a Demand Notice, (a) an offering circular, prospectus or private placement memorandum with respect to the Permanent Financing or (b) a registration statement under the Securities Act, with respect to the Permanent Financing, including any registration statement covering market-making activities of the Investment Banks and any exchange offer or shelf registration following a private placement of the Permanent Financing (the “Registration Statement”), and if such Registration Statement is filed, the Borrower agrees to use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter, which, in the case of any Registration Statement, will comply as to form with the rules and regulations under the Securities Act and contain such disclosure as may be required by law and/or (y) with respect to any Permanent Financing placed as loan financing, prepare an information package as soon as practicable upon request by the Investment Banks regarding the business, operations, financial projections and prospects of the Borrower and its subsidiaries including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower deemed reasonably necessary by the Investment Banks or their designated affiliate to complete the syndication of the Permanent Financing issued in the form of loans (including all information contemplated in the Commitment Letter to be delivered in connection with the Bridge Facility).

(d)           The Borrower agrees that if, prior to the Bridge Loan Maturity Date, any event or any other change known to the Borrower results in any offering document or information package described in the paragraph immediately above (an “Offering Document”) relating to the Permanent Financing containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which they were made, the Borrower shall use commercially reasonable efforts to promptly supplement any such Offering Document such that all such information contained therein shall remain true and correct in all material respects.

(e)           Notwithstanding anything to the contrary herein or in any Loan Document, the provisions of this Section 5.12 shall supersede the provisions of the Fee Letter relating to the subject matter described in this Section 5.12,

SECTION 5.13.                                Exchange Notes.

(a)           The Borrower shall, as promptly as reasonably practicable after the first Exchange Trigger Event but in any event prior to or on the first Exchange Date, enter into the Exchange Notes Indenture with an indenture trustee (the “Trustee”) being (a) Wells Fargo Bank, National Association or (b) such other bank or trust company acting as indenture trustee thereunder, which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by U.S. Federal or state authority and which has a combined capital and surplus of not less than $50.0 million.

(b)           [Reserved].

(c)           On or prior to the first Exchange Date, the Borrower shall execute and deliver, and cause each Subsidiary Loan Party to execute and deliver, to the Joint Lead Arrangers the Registration Rights Agreement.  The Borrower will, at its own  expense, take all commercially reasonable actions (including obtaining CUSIP numbers in respect thereof)  reasonably necessary to cause the Exchange Notes to be eligible to clear and settle through The Depository Trust Company.

(d)           [Reserved].

(e)           On the first Exchange Date, the Borrower shall be deemed to have made the representations and warranties specified in Section 3.02, Section 3.03 and Section 3.04 hereof, as of such date, and as if such representations and warranties related only to the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement rather than any Loan Documents.

(f)           On or prior to the first Exchange Date, the Borrower shall have received an Opinion of Counsel relating to due authorization, execution, delivery and enforceability of the Exchange Notes, Exchange Notes Indenture and Registration Rights Agreement, in form and substance substantially similar to such opinions delivered on the Closing Date under Section 4.01(e) hereof, which opinions shall also provide for customary “reliance language” in favor of the Trustee and any Lender exchanging Loans for Exchange Notes.

ARTICLE VI

Negative Covenants

SECTION 6.01.                                Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Borrower shall not permit any of its Restricted Subsidiaries (other than a Subsidiary Loan Party) to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary that is a Subsidiary Loan Party or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)           The limitations set forth in Section 6.01(a) shall not apply to:

(i)       the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under the Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in the aggregate principal amount of $1,600.0 million plus an aggregate principal amount outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Borrower to exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(ii)                  the Incurrence by the Borrower and the Loan Parties of Indebtedness represented by the (A) Loans and the Guarantees, the Exchange Notes and related guarantees to be issued in exchange for the Loans and the Guarantees and the exchange notes and related exchange guarantees to be issued in exchange for the Exchange Notes and the guarantees thereof pursuant to the Registration Rights Agreement and (B) any Permanent Financing (including any guarantee thereof) and any exchange notes and related exchange guarantees to be issued in exchange for any Permanent Financing and the guarantees thereof;

(iii)                  Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 6.01(b));

(iv)                  Indebtedness (including Capitalized Lease Obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets));

(v)                  Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)                  Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)                  Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Loan Party is subordinated in right of payment to the obligations of the Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(viii)                  shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix)                  Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Loan Party, such Indebtedness is subordinated in right of payment to the Guarantee of such Subsidiary Loan Party; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x)                  Hedging Obligations that are not incurred for speculative purposes and either: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk (including resin price risk) with respect to any commodity purchases or sales;

(xi)                  obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xii)                  Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $100.0 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 6.01(a) from and after the first date on which the Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 6.01(a) without reliance upon this clause (xii));

(xiii)                  any guarantee by the Borrower or a Subsidiary Loan Party of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Subsidiary Loan Party’s with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Loan Party’s Guarantee with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee of such Restricted Subsidiary, as applicable;

(xiv)                  the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 6.01(a) and clauses (ii), (iii), (iv), (xiv), (xv), (xix) and (xx) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(B)           has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the Rollover Loan Maturity Date;

(C)           to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(D)           is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(E)           shall not include (x) Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Loan Party that refinances Indebtedness of the Borrower or a Restricted Subsidiary that is a Subsidiary Loan Party, or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(F)           in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (iv) or (xx) of this Section 6.01(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv) or (xx) of this Section 6.01(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clauses (iv) and (xix) of this Section 6.01(b);

provided, further, that subclauses (1) and (2) of this clause (xiv) shall not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;

(xv)                  Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged with or into the Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger either:

(A)           the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); or

(B)           the Fixed Charge Coverage Ratio of the Borrower would be greater than immediately prior to such acquisition or merger;

(xvi)                  Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xvii)                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xviii)                  Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreements, in a principal amount not in excess of the stated amount of such letter of credit;

(xix)                  Contribution Indebtedness;

(xx)                  Indebtedness of Foreign Subsidiaries, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), does not exceed $25.0 million at any one time outstanding;

(xxi)                  Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(xxii)                  Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Borrower or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxii) above or is entitled to be Incurred pursuant to Section 6.01(a), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 6.01.  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.01.  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

SECTION 6.02.                                Liens

.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien other than Permitted Liens on any asset or property of the Borrower or such Restricted Subsidiary securing Indebtedness unless such Lien securing such Indebtedness of the Borrower or such Restricted Subsidiary is junior to the Liens securing the Obligations upon the assets or property constituting the collateral for such Indebtedness, on terms no less favorable in any material respect to the Lenders than the terms set forth in the Second Priority Intercreditor Agreement.  In the case of any Permitted Lien that secures First Priority Lien Obligations, the Notes shall be equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured on terms no less favorable in any material respect to the Lenders than the terms set forth in the Senior Lender Intercreditor Agreement; provided that First Priority Lien Obligations that are Obligations in respect of a Revolving Credit Agreement may be secured on a senior basis with respect to any Revolving Facility Senior Collateral to Liens securing the Obligations with respect to such collateral, on terms no less favorable in any material respect to the Lenders than the terms set forth in the Senior Lender Intercreditor Agreement.

SECTION 6.03.                                Asset Sales

.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)       any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Loans or any Guarantee) that are assumed by the transferee of any such assets,

(ii)                  any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(iii)                  any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this Section 6.03.

SECTION 6.04.                                Limitation on Restricted Payments.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)       declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)                  purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii)                  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 6.01(b)); or

(iv)                  make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 6.01(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 6.04(b), but excluding all other Restricted Payments permitted by Section 6.04(b)), is less than the amount equal to the Cumulative Credit.

(b)           The provisions of Section 6.04(a) shall not prohibit:

(i)       the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii)                  (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower or Subordinated Indebtedness of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B)           the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(iii)                  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Loan Party which is Incurred in accordance with Section 6.01 so long as

(A)           the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebteness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B)           such Indebtedness is subordinated to the Loans or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C)           such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the Rollover Loan Maturity Date, and

(D)           such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(iv)                  the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Borrower to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)           the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 6.04(a)(iii)); plus

(B)           the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) or the Restricted Subsidiaries after the Closing Date;

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year;

(v)                  the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with Section 6.01;

(vi)                  the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date and (b) to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(vii)                  Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $25.0 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii)                  the payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by such direct or indirect parent of the Borrower of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Borrower from any public offering of common stock of the Borrower or any direct or indirect parent of the Borrower;

(ix)                  Investments that are made with Excluded Contributions;

(x)                  other Restricted Payments in an aggregate amount not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time made;

(xi)                  the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries;

(xii)                  the payment of dividends or other distributions to any direct or indirect parent of the Borrower in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Borrower and/or its Restricted Subsidiaries are members);

(xiii)                  the payment of dividends, other distributions or other amounts or the making of loans or advances by the Borrower, if applicable:

(A)           in amounts required for any direct or indirect parent of the Borrower, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries;

(B)           in amounts required for any direct or indirect parent of the Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower Incurred in accordance with Section 6.01; and

(C)           in amounts required for any direct or indirect parent of the Borrower to pay fees and expenses, other than to Affiliates of the Borrower, related to any unsuccessful equity or debt offering of such parent.

(xiv)                  cash dividends or other distributions on the Borrower’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Borrower to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Borrower or any direct or indirect parent of the Borrower, as the case may be, or Restricted Subsidiaries of the Borrower to Affiliates, in each case to the extent permitted by Section 6.07;

(xv)                  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi)                  purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii)                  payments of cash, or dividends, distributions or advances by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xviii)                  the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 2.10(b) (as it relates to the use of Net Proceeds of Asset Sales) and 2.11; provided that all Loans tendered by Lender in connection with a Change of Control Offer or repaid in connection with a mandatory prepayment pursuant to Section 2.10(b) (as it relates to the use of Net Proceeds of Asset Sales), as applicable, have been repurchased, repaid, redeemed or acquired for value; and

(xix)                  any payments made, including any such payments made to any direct or indirect parent of the Borrower to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x) and (xi) of this Section 6.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           As of the Closing Date, all of the Borrower’s Subsidiaries shall be Restricted Subsidiaries.  The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidary except pursuant to the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.”  Such designation shall only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 6.05.                                Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)           The Borrower shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)       the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (the Borrower or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(ii)                  the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement, the Loans and the Security Documents pursuant to a joinder or other agreement in form reasonably satisfactory to the Administrative Agent;

(iii)                  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or shall have occurred and be continuing;

(iv)                  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A)           the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); or

(B)           the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction; and

(v)                  each Subsidiary Loan Party, unless it is the other party to the transactions described above, shall have by joinder or other agreement in form reasonably satisfactory to the Administrative Agent confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and the Loans.

The Successor Company (if other than the Borrower) shall succeed to, and be substituted for, the Borrower under this Agreement, the Loans and the Security Documents, and in such event the Borrower will automatically be released and discharged from its obligations under this Agreement, the Loans and the Security Documents.  Notwithstanding the foregoing clauses (iii) and (iv) of this Section 6.05(a), (A) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Borrower or to another Restricted Subsidiary, and (B) the Borrower may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.  This Section 6.05 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

(b)           Subject to the provisions of Section 9.15 of the Collateral Agreement (which govern the release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Borrower that is a Subsidiary Loan Party), no Subsidiary Loan Party shall, and the Borrower shall not permit any Subsidiary Loan Party to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Loan Party is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions) unless either (A) such Subsidiary Loan Party is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (such Subsidiary Loan Party or such Person, as the case may be, being herein called the “Successor Subsidiary Loan Party”) and the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) expressly assumes all the obligations of such Subsidiary Loan Party under this Agreement, such Subsidiary Loan Party’s Guarantee and the Security Documents pursuant to an joinder agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and the Collateral Agent, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 6.03.

Except as otherwise provided in this Agreement, the Successor Subsidiary Loan Party (if other than such Subsidiary Loan Party) will succeed to, and be substituted for, such Subsidiary Loan Party under this Agreement, such Subsidiary Loan Party’s Guarantee and the Security Documents, and such Subsidiary Loan Party will automatically be released and discharged from its obligations under this Agreement, such Subsidiary Loan Party’s Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Subsidiary Loan Party may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Loan Party in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Loan Party is not increased thereby and (2) a Subsidiary Loan Party may merge, amalgamate or consolidate with another Subsidiary Loan Party or the Borrower.

In addition, notwithstanding the foregoing, any Subsidiary Loan Party may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Borrower or any Subsidiary Loan Party or (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Loan Party; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Closing Date shall not exceed 5.0% of the consolidated assets of the Borrower and the Subsidiary Loan Parties as shown on the most recent available balance sheet of the Borrower and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Closing Date (excluding Transfers in connection with the Transactions).

SECTION 6.06.                                Dividend and Other Payment Restrictions Affecting Subsidiaries

.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)           (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i)       contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Agreements and the other Credit Agreement Documents;

(ii)                  this Agreement, the Loans, Exchange Notes, exchange notes issued in exchange therefor, Permanent Financing, any exchange notes issued in exchange therefor, the Security Documents and the Intercreditor Agreements (and any guarantee documents, security documents and intercreditor agreements or other documents relating to the Exchange Notes, exchange notes issued in exchange therefor, any Permanent Financing and any exchange notes issued in exchange therefor);

(iii)                  applicable law or any applicable rule, regulation or order;

(iv)                  any agreement or other instrument relating to Indebtedness of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v)                  contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi)                  Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(vii)                  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii)                  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix)                  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 6.06(c) above on the property so acquired;

(x)                  customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(xi)                  any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xii)                  other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower (i) that is a Subsidiary Loan Party that is Incurred subsequent to the Closing Date pursuant to Section 6.01 or (ii) that is Incurred by a Foreign Subsidiary of the Borrower subsequent to the Closing Date pursuant to clause (iv), (xii) or (xx) of Section 6.01(b);

(xiii)                  any Restricted Investment not prohibited by Section 6.04 and any Permitted Investment; or

(xiv)                  any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.07.                                Transactions with Affiliates.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i)       such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)           The provisions of Section 6.07(a) shall not apply to the following:

(i)       transactions between or among the Borrower and/or any of its Restricted Subsidiaries and any merger of the Borrower and any direct parent of the Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)                  Restricted Payments permitted by Section 6.04 and Permitted Investments;

(iii)                  (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Funds and the Fund Affiliates in an aggregate amount in any fiscal year not to exceed the greater of (A) $3.0 million and (B) 1.25% of EBITDA of the Borrower and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (iii)(x) of this Section 6.07(b) in connection with the termination of such agreement;

(iv)                  the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower;

(v)                  payments by the Borrower or any of its Restricted Subsidiaries to the Funds and the Fund Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Funds and the Fund Affiliates described in Schedule 6.07 or (y) approved by a majority of the Board of Directors of the Borrower in good faith;

(vi)                  transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 6.07(a);

(vii)                  payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(viii)                  any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Borrower;

(ix)                  the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any transaction, agreement or arrangement described in Schedule 6.07 and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(x)                  the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Funds and the Fund Affiliates, which are described in Schedule 6.07 or contemplated by the Acquisition Documents;

(xi)                  (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xii)                  any transaction effected as part of a Qualified Receivables Financing;

(xiii)                  the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Person;

(xiv)                  the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(xv)                  the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 6.04(b)(xii);

(xvi)                  any contribution to the capital of the Borrower;

(xvii)                  transactions permitted by, and complying with, Section 6.05;

(xviii)                  transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xix)                  pledges of Equity Interests of Unrestricted Subsidiaries;

(xx)                  any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(xxi)                  intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

SECTION 6.08.                                Amendment of Security Documents

.  The Borrower shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Lenders in any material respect, except as contemplated by the Intercreditor Agreements or as permitted under Section 9.08.

SECTION 6.09.                                Termination and Suspension of Certain Covenants
.

(a)           If, on any date following the Closing Date, (i) the Loans have Investment Grade Ratings from both Rating Agencies, and the Borrower has delivered notice of such Investment Grade Ratings to the Administrative Agent, and (ii) no Default has occurred and is continuing under this Agreement, then beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Loans, the Borrower and its Restricted Subsidiaries shall no longer be subject to Section 5.10(d) hereof, Section 6.01 hereof, Section 6.03 hereof, Section 6.04 hereof, Section 6.06 hereof, Section 6.07 hereof and clause (iv) of Section 6.05 hereof.

(b)           During any period of time when (i) the Loans have Investment Grade Ratings from both Rating Agencies, and the Borrower has delivered notice of such Investment Grade Ratings to the Administrative Agent, and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Borrower and its Restricted Subsidiaries will not be subject to Section 2.11 hereof (the “Suspended Covenant”).

(c)           In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenant under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating then the Borrower and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenant under this Agreement.  The period of time between the Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period.”

(d)           In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants and the Borrower or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Loans below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries shall thereafter again be subject the Suspended Covenants hereof with respect to future events, including, without limitation, a proposed transaction described in this clause (d).

(e)           The Borrower shall deliver promptly to the Administrative Agent an Officer’s Certificate notifying it of any occurrence under this Section 6.09.

ARTICLE VII

Events of Default

SECTION 7.01.                                Events of Default

.  Subject to Section 9.21, in case of the happening of any of the following events (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made by the Borrower or any other Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f)           (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to (a) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (b) Indebtedness that becomes due pursuant to a change of control provision provided that the Borrower complies with the provisions of Section 2.11 hereof with respect to such event;

(g)           [Reserved];

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of the Holdings, Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)           the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $35 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k)           (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)           (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Subsidiary Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a Lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party  not to be in effect or not to be legal, valid and binding obligations;

(m)           (i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indentures and under the documentation governing any Indebtedness incurred pursuant to Section 6.01 constituting subordinated Indebtedness or any Refinancing Indebtedness in respect of the Senior Subordinated Notes or such Indebtedness incurred pursuant to Section 6.01 constituting subordinated Indebtedness, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

(n)           there shall occur and be continuing an “Event of Default” under and as defined in the Senior Secured Credit Facilities;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.                                Exclusion of Immaterial Subsidiaries

.  Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Agents

SECTION 8.01.                                Appointment
.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as a Collateral Agent for such Lender and the other Secured Parties under the Security Documents and with respect to any responsibilities under the Intercreditor Agreements, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto (including with respect to any responsibilities under the Intercreditor Agreements).  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)           In furtherance of the foregoing, each Lender hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and to enter into and take such action on its behalf under the provisions of the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Senior Lender Intercreditor Agreement, Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement together with such other powers as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)           Each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Subsidiary Loan Party from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (iii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Permitted Lien in respect of a Capitalized Lease Obligation to be incurred hereunder.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Loan Documents.

(d)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.02.                                Delegation of Duties

.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 8.03.                                Exculpatory Provisions

.  Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.                                Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05.                                Notice of Default

.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06.                                Non-Reliance on Agents and Other Lenders

.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07.                                Indemnification

.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents (including, without limitation, the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement) or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The failure of any Lender to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08.                                Agent in Its Individual Capacity

.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09.                                Successor Administrative Agent

.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor agent which shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10.                                Agents and Arrangers

.  Neither the Syndication Agent, the Documentation Agent nor any of the Joint Lead Arrangers shall have any duties, obligations or responsibilities hereunder in its capacity as such.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                Notices; Communications
.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to any Loan Party or to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)           Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent.  Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02.                                Survival of Agreement

.  Except as provided in Section 5.12(e), all covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, and the termination of the Commitments or this Agreement.

SECTION 9.03.                                Binding Effect

.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender (or otherwise received evidence satisfactory to the Administrative Agent) that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04.                                Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of: (A) prior to the Rollover Date, the Borrower with respect to any assignment if, subsequent thereto, any Lenders on the Closing Date (including any Affiliates that are reasonably acceptable to the Borrower) would hold, individually, less than 50.1% of the outstanding Loans originally held by such Lender on the Closing Date; and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                  Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms; and

(D)            the Assignee shall not be the Borrower, any of the Borrower’s Affiliates or its Subsidiaries.

For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to an Ineligible Institution without the prior written consent of the Borrower.

(iii)                  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)           (ii)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                  A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)           Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)           If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)           Notwithstanding the foregoing, no assignment may be made to an Ineligible Institution without the prior written consent of the Borrower.

SECTION 9.05.                                Expenses; Indemnity
.

(a)           The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b)           The Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document (including, without limitation, the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Joint Lead Arrangers or any Lender shall be treated as several and separate Indemnitees).  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Funds, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other Person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)           Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06.                                Right of Set-off

.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 9.07.                                Applicable Law

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 9.08.                                Waivers; Amendment.

(a)           No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent  and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent (or, in the case of any Security Documents, the Collateral Agent if so provided therein) and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)       decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or extend the Rollover Date or the Rollover Loan Maturity Date of any Rollover Loans, without the prior written consent of each Lender directly affected thereby,

(ii)                  increase or extend the Commitment of any Lender or decrease the Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)                  extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv)                  amend the provisions of Section 6.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)                  amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)                  release all or substantially all the Collateral or release any of the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender; and

(vii)                  [Reserved];

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)           Without the consent of the Syndication Agent, the Documentation Agent or any Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)           Prior to the Rollover Date, the Exchange Notes Indenture and the Registration Rights Agreement may be amended or modified pursuant to an agreement or agreements entered into by the Borrower and the Administrative Agent without the consent of any Lenders; provided that (I) no such agreement may amend or modify any provision thereof which, had the Exchange Notes been outstanding, would have required the consent or approval of holders of a majority in principal amount of Exchange Notes, unless the approval of the Required Lenders is obtained, and (II)  no such agreement may amend or modify any provision thereof which, had Exchange Notes been outstanding, would have required the consent or approval of each holder of Exchange Notes or each holder of Exchange Notes so affected, unless the written approval of each Lender or each Lender so affected, as applicable, is obtained.  From and after the Rollover Date, the Exchange Notes Indenture may be waived, amended or modified only in accordance with its terms.

(e)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of

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credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f)           Notwithstanding anything to the contrary, this Agreement and the Loan Documents shall be amended (or amended and restated) with the consent of the Administrative Agent (not to be unreasonably withheld) and the Borrower, and without notice to or the consent of any Lender, in order to effect the provisions of Sections 2.01(d), 5.13, 6.02 and  9.21 hereof

SECTION 9.09.                                Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.                                Entire Agreement

.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.                                WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.                                Severability

.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.                                Counterparts

.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14.                                Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.                                Jurisdiction; Consent to Service of Process.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16.                                Confidentiality

.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party that, to such Person’s knowledge, is not in breach of the confidentiality provisions) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or other provisions at least as restrictive).

SECTION 9.17.                                Platform; Borrower Materials

.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 9.18.                                Release of Liens and Guarantees

.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations) are paid in full and all Commitments are terminated.   Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19.                                PATRIOT Act Notice

.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

SECTION 9.20.                                Intercreditor Agreements and Collateral Agreement

.  Each Lender hereunder (a) consents to the priority and/or subordination of Liens provided for in the Senior Lender Intercreditor Agreement, (b) consents to the priority and/or subordination of Liens provided for in the Second Priority Intercreditor Agreement, (c) consents to the priority and/or subordination of Liens provided for in the Senior Fixed Lender Intercreditor Agreement, (d) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (f) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement, as Administrative Agent and Collateral Agent, respectively, and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Senior Lender Intercreditor Agreement, the Second Priority Intercreditor Agreement and the Senior Fixed Lender Intercreditor Agreement.

SECTION 9.21.                                Conversion of Covenants; Events of Default

.  The parties hereto agree that without notice to or the consent of any Lender, effective as of the Rollover Conversion on the Rollover Date, the affirmative covenants set forth in Article V (other than Section 5.13, which shall continue to apply), and the Events of Default and remedies set forth Article VII shall be deemed to have been automatically replaced (without any further action necessary by the parties hereto) by (i) the affirmative covenants described under Article 4 in the Exchange Notes Indenture and (ii) the events of default and remedies described under Article 6 in the Exchange Notes Indenture, which replacement provisions, along with the relevant defined terms set forth under Article 1 in the Exchange Notes Indenture used therein for the purposes thereof, will thereupon be deemed incorporated by reference herein, with references therein to the “Issuer” and the “Trustee” being deemed to be references to the “Borrower” and the “Administrative Agent,” respectively, and with such other modifications to this Agreement and the other Loan Documents as determined by the Administrative Agent to be necessary or appropriate to give effect to the foregoing. In furtherance of the foregoing, the Borrower shall, at the Administrative Agent’s request, enter into such amendments to the Loan Documents necessary or appropriate to effect the foregoing.

SECTION 9.22.                                No Fiduciary Duty

.  Each Agent, each Lender and their Affiliates, each Syndication Agent, each Documentation Agent and each Joint Lead Arranger (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its Affiliates.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BERRY PLASTICS CORPORATION

By:         /s/  Jeffrey Thompson
Name: Jeffrey Thompson
Title: Authorized Signatory

BANK OF AMERICA, N.A.
as Administrative Agent, Collateral Agent and as a Lender

By:         /s/  Christopher Kelly Wall
Name: Christopher Kelly Wall
Title: Principal

By:         /s/  Christopher Kelly Wall
Name: Christopher Kelly Wall
Title: Principal

BANC OF AMERICA SECURITIES LLC
as Joint Lead Arranger and Joint Bookrun

By:         /s/  Christopher Kelly Wall
Name: Christopher Kelly Wall
Title: Principal

By:         /s/  Christopher Kelly Wall
Name: Christopher Kelly Wall
Title: Principal

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Syndication Agent, Joint Lead Arranger, Joint Bookrunner and a Lender

By:         /s/  Walter Jackson
Name: Walter Jackson
Title: Managing Director

LEHMAN BROTHERS INC.
as Documentation Agent, Joint Lead Arranger and Joint Bookrunner

By:         /s/  Timothy N. Hartzell
Name: Timothy N. Hartzell
Title: Managing Director

LEHMAN BROTHERS COMMERCIAL BANK
as a Lender

By:         /s/  Brian McNany
Name: Brian McNany
Title: Authorized Signatory